SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of this 26th day of February, 2007, by and between Alkest, LLC, a Delaware limited liability company (the “Buyer”) and Plainfield Special Situations Master Fund Limited (the “Seller”).

WHEREAS, pursuant to that certain Preferred Stock Purchase Agreement dated as of January 31, 2007 by and among Wolverine Tube Inc., a Delaware corporation (the “Company”), the Seller and The Alpine Group, Inc. (“Alpine”), (the “Original Purchase Agreement”), the Seller purchased shares of Series A Convertible Preferred Stock of the Company (such series to shares being referred hereinafter as “Series A Preferred Shares”);

WHEREAS, subject to the terms hereof, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, 2,000 shares of Series A Preferred Shares ; and

WHEREAS, subject to the terms hereof, the Seller desires to grant to the Buyer an option to purchase an additional number of Series A Shares, if the Seller is required to purchase Standby Shares or if the Seller purchases Option Shares, each as defined in the Original Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

SECTION 1 SALE AND TRANSFER OF BUYER PREFERRED SHARES; GRANTING OF STANDBY OPTION

1.1. Closing. Subject to the terms and conditions of this Agreement, at the closing of the transactions contemplated hereby (the “Closing,” and the date thereof, the “Closing Date”), the Seller shall sell to the Buyer, and the Buyer shall purchase from Seller, 2,000 shares of Series A Preferred Shares (the “Buyer Preferred Shares”) for the aggregate purchase price of $2,000,000 (the “Purchase Price”). The Closing shall take place at the New York offices of Proskauer Rose LLP and shall occur immediately following the execution hereof, or at such other location or time as the parties may agree. At the Closing:

(a) the Seller shall deliver to Buyer the Buyer Preferred Shares and such duly executed instruments of assignment as shall be required to transfer to the Buyer all right title and interest in the Buyer Preferred shares; and

(b) the Buyer shall:

(i) deliver the Purchase Price in immediately available funds by wire transfer to an account designated in writing by the Seller;

(ii) enter into a letter agreement with the Company, the Seller and Alpine in the form attached here to as Exhibit A;

(iii) execute a Joinder Agreement in the form attached as Exhibit A to the Stockholders Agreement dated February 16, 2007, between the Alpine Holders and the Plainfield Holders (each as defined therein), (the “Stockholders’ Agreement”); and

(iv) deliver to the Seller a written waiver executed by Alpine of the transfer restrictions contained in the Stockholders’ Agreement.

1.2. Assignment of Rights. In connection with the sale of the Buyer Preferred Shares to the Buyer, the Seller hereby assigns to the Buyer, and the Buyer accepts, all of the Seller’s right, title and interest in any and all rights arising from or relating to the Buyer Preferred Shares arising under the Original Purchase Agreement or the Registration Rights Agreement, dated as of February 16, 2007, by and among the Company, the Seller and the other purchasers listed on the signature page of the Original Purchase Agreement (the “Registration Rights Agreement”), (collectively, the “Transferred Rights”). Except as specifically set forth herein or in any other agreement entered into by the Buyer on or around the date hereof in connection with the sale of the Buyer Preferred Shares hereunder, the Buyer is not assuming any obligations of any of the Seller under the Original Purchase Agreement or any other agreement entered into by the Seller in connection therewith.

1.3. Option to Purchase Standby Shares. Seller hereby grants Buyer an option (the “Additional Share Option”) to acquire all right, title and interest in, a number of the additional Series A Preferred Shares, if any, the Seller buys from the Company as either Standby Shares or Option Shares (each as defined in the Original Purchase Agreement, and collectively the “Additional Shares”) not to exceed in the aggregate the Buyer Additional Share Maximum (as defined herein), at a per share exercise price equal to the per share purchase price paid by the Seller for such Additional Shares (the “Additional Share Strike Price”). The Additional Share Option shall only become exercisable, if at all, on any date (each, an “Option Start Date”) the Seller (i) becomes definitively obligated to purchase Standby Shares from the Company, or (ii) exercises its right to buy Option Shares, and shall remain exercisable for a period of ten (10) business days following such Option Start Date (each, an “Option Exercise Period”). To exercise the Additional Share Option, the Buyer shall deliver to the Seller (a) an irrevocable written notice (an “Exercise Notice”), indicating the number of Additional Shares it will purchase (the “Additional Call Amount”), (b) an amount in cash equal to the product obtained from multiplying the Additional Call Amount by the Additional Share Strike Price, and (c) an executed purchase agreement, reasonably acceptable to the Seller, containing representations and warranties of the Buyer no less favorable to the Seller than the Buyer’s representations and warranties contained herein. The Seller shall have the right at any time and from time to time, during any Option Exercise Period, to require the Buyer to exercise its Additional Share Option in whole or in part (the “Required Exercise Right”). To exercise its Required Exercise Right, the Seller shall provide to the Buyer written notice (the “Required Exercise Notice”) of the number of Additional Shares that the Buyer is required to purchase (the “Required Additional Call Amount”), and the Buyer shall have five (5) business days from the date following receipt of the Required Exercise Notice to deliver (a) an amount in cash equal to the product obtained from multiplying the Required Additional Call Amount by the Additional Share Strike Price and (b) an executed purchase agreement, reasonably acceptable to the Seller, containing representations and warranties of the Buyer no less favorable to the Seller than the Buyer’s representations and warranties contained herein. For purposes of this Agreement the Buyer Additional Share Maximum shall equal the lesser of (x) five percent (5%) of the number of Additional Shares purchased by the Seller after subtracting the number of Additional Shares that are subject to Alpine’s right to purchase any of the Additional Shares pursuant to Section 2 of that certain Letter Agreement between Alpine and Seller dated January 31, 2007 and (y) $1,000,000 divided by the Additional Share Strike Price, rounded to the nearest whole number. Notwithstanding anything to the contrary, in no event shall the Buyer have the right to purchase a number of Additional Shares having an aggregate Additional Share Strike Price greater than $1,000,000.

SECTION 2 REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller hereby represents and warrants to the Buyer that as of the Closing Date:

2.1. No consent, approval, or authorization of, or declaration, filing, or registration with, any United States federal or state governmental or regulatory authority is required to be made or obtained by the Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

2.2. This Agreement constitutes the valid, legal and binding agreement of the Seller, enforceable against Seller in accordance with its terms.

2.3. The Seller owns, has and is hereby selling to the Buyer good and sole legal and beneficial title to the Transferred Rights free and clear of any and all liens, security interests, encumbrances or claims of any kind or nature whatsoever.

2.4. By virtue of the transfer of the Buyer Preferred Shares to Buyer at the Closing, the Buyer will obtain full title to such Buyer Preferred Shares, free and clear of all liens, claims, charges, restrictions, security interests, equities, proxies, pledges, or encumbrances of any kind.

SECTION 3 REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to the Seller that as of the Closing Date:

3.1. The Buyer has the requisite power and authority to enter into and perform its obligations under this Agreement. No consent, approval, or authorization of, or declaration, filing, or registration with, any United States federal or state governmental or regulatory authority is required to be made or obtained by the Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

3.2. The Buyer (i) is acquiring the Buyer Preferred Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act of 1933, as amended (the “Securities Act”), (ii) will acquire the common stock it receives upon any conversion of the Buyer Preferred Shares, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act, and (iii) does not have any agreement or understanding, directly or indirectly, with any person or entity to distribute any of the Buyer Preferred Shares or the underlying common shares. The Buyer has no intent to and covenants not to resell or otherwise transfer any or all of the Buyer Preferred Shares except in compliance with applicable securities laws. The Buyer is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to purchase the Buyer Preferred Shares.

3.3. The Buyer understands that the Buyer Preferred Shares are “restricted securities” under applicable U.S. federal and state laws and that, pursuant to these laws, Buyer must hold the Buyer Preferred Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Buyer acknowledges that the Company has no obligation to register or qualify the Buyer Preferred Shares for resale other than as otherwise provided in the Registration Rights Agreement. The Buyer further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Buyer Preferred Shares, and requirements relating to the Company which are outside of the Buyer’s control, and which the Company may be under no obligation and may not be able to satisfy.

3.4. The Buyer is an accredited investor as defined in Rule 501(a) of Regulation D of the Securities Act and a sophisticated institutional investor with such knowledge and experience in financial and business matters and expertise in assessing credit risk, that is capable of evaluating the merits, risks and suitability of investing in the Buyer Preferred Shares. The Buyer further represents that it is relying exclusively on its own sources of information and analysis with respect to the Buyer Preferred Shares and that it is able to bear the economic risks of and an entire loss of its investment in the Buyer Preferred Shares.

3.5. The Buyer understands that the Buyer Purchased Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Securities.

SECTION 4 MISCELLANEOUS

4.1. Expenses. Each party shall be responsible for its own costs and expenses incurred or to be incurred in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

4.2. Entire Agreement; Modification; Waiver. This Agreement, together with all Exhibits hereto which are made a part hereof, constitutes the entire agreement between the parties pertaining to its subject matter, and supersedes, merges and voids all prior and contemporaneous agreements, representations and understandings of the parties with respect thereto, whether written or oral. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver unless it expressly provides such by its terms. No waiver shall be binding unless executed in writing by the party making the waiver.

4.3. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.4. Assignment. This Agreement shall be binding on, and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns. Neither party may assign its rights or its obligations hereunder without the consent of the other party.

4.5. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing, addressed to the respective party or parties as set forth on the final page of this Agreement, and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given or by facsimile receipt acknowledged and followed up by hand delivery, which may be by courier. Any party may change its address for purposes of this Section 4.5 by giving the other parties written notice of the new address in the manner set forth above.

4.6. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.

4.7. Further Assurances. Each of the Seller and the Buyer agree to (i) execute and deliver, or cause to be executed and delivered, all such other and further agreements, documents and instruments and (ii) take or cause to be taken all such other and further actions as the other party may reasonably request to effectuate the intent and purposes and carry out the terms, of this Agreement.

SECTION 5 RELEASE

The Buyer, by purchasing the Buyer Preferred Shares, acknowledges that (i) the Seller may have come into possession of information, with respect to the Company, that is not known to the Buyer and that might be material to a decision to purchase or sell the Buyer Preferred Shares (“Excluded Information”), (ii) the Buyer has determined to purchase the Buyer Preferred Shares notwithstanding its lack of knowledge of the Excluded Information, if any, and (iii) the Seller shall have no liability to the Buyer, and that the Buyer waives and releases any claims that it might have against the Seller pursuant to this purchase of the Buyer Preferred Shares, whether under applicable securities laws or otherwise, for any cause whatsoever including with respect to any nondisclosure of Excluded Information, if any, now or in the future, in connection with the purchase and sale of the Buyer Preferred Shares.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of the date first written above.

BUYER ALKEST, LLC

By:	Alan Kestenbaum, as its Sole Member
/s/ Alan Kestnenbaum

SELLER

PLAINFIELD SPECIAL SITUATIONS MASTER FUND LIMITED

By:	/s/ Thomas Fritsch
Name: Thomas Fritsch
Title: Authorized Signatory

 Acknowledged and Agreed to:
WOLVERINE TUBE, INC.

By: ______________________________________
Name: ____________________________________
Title: _____________________________________